EXHIBIT 23 -- CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-13362, No. 33-41260, and No. 33-
60533) pertaining to the Imo Industries Inc. Employees' Stock Savings Plan, Registration Statement (Form S-8 No. 33-26118) pertaining to the Imo Industries Inc. Equity Incentive Plan for Key Employees and the Equity Incentive Plan for Outside Directors, as amended on June 23, 1995, Registration Statement (Form S-8 No. 33-60535) pertaining to the Imo Industries Inc. 1995 Equity Incentive Plan for Outside Directors of Imo Industries Inc. of our report dated February 15, 1996, (except Note 15, as to which the date is August 1, 1996), with respect to the consolidated financial statements and schedule of Imo Industries Inc. included in this amended Annual Report on Form 10-K/A for the year ended December 31, 1995.



                                        ERNST & YOUNG LLP
Princeton, New Jersey

August 15, 1996